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                                                                    Exhibit 23.2


The Board of Directors
Fairchild Semiconductor Corporation of California
(formerly known as Raytheon Semiconductor, Inc.):

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 1998, with respect to the balance sheet of Raytheon Semiconductor, Inc. (a wholly owned subsidiary of Thornwood Trust) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year then ended, which report appears in the Registration Statement (No. 333-78557) on Form S-1 of Fairchild Semiconductor International, Inc.

We also consent to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-8.

/s/ KPMG LLP

Mountain View, California
August 6, 1999